Exhibit 10.4

GLOBEX TRANSFER, LLC
Transfer Agent Agreement

Globex Transfer, LLC
780 Deltona Blvd., Suite 202
Deltona, FL 32725
Phone: 386-206-1133
Fax: 386-267-3124

This Transfer Agent Agreement (this "Agreement") is made and entered into as of the date set forth herein below by and between  So Act Network, Inc.("Company") and GLOBEX TRANSFER, LLC a FLORIDA Limited Liability Company ("GLBX").

WHEREAS, GLBX is a transfer agent in the business of maintaining stock ownership and transfer records for companies;

WHEREAS, Company wishes to utilize the services of GLBX as its transfer agent under the term of this Agreement and GLBX wishes to become Company's transfer agent;

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

1)	Documents to be Delivered. The Company must provide to GLBX the following documents, certified as required:
a)	Copy of Articles of Incorporation and all amendments thereto
b)	Copy of by-laws as presently in effect
c)	Copy of Resolution of the Board of Directors appointing GLBX
d)	Copy of Secretary
e)	Specimen certificates
f)	Certificate of Authority of officers of the Company with specimen signatures of those who will sign certificates, written instructions, requests, and other instruments on behalf of the Company
g)	Signed copy of opinion of counsel addressed to GLBX stating that:
i)	The Company is duly organized and validly existing and has the requisite corporate power and authority to see and issue its securities.
ii)
   Any stock issued and outstanding, or reserved for issuance, prior to, or at the time of the agreement of GLBX, has been (or shall be when issued in the case of reserved shares) properly and validly issued and is fully paid and non-assessable and such stock has been issued in compliance with applicable federal and state securities laws.

h)	A Certified list or other media, in detail, showing all outstanding shares/amounts indicating:
i)
   Name, address, taxpayer identifying number, Federal Tax withholding election from each shareholder account, and the name, address, taxpayer identifying number, Federal Tax withholding election for each shareholder's pledgee, if any,  of uncertificated shares.

ii)	Date of issuance, certificate number, share denomination for each outstanding certificate, relative to each shareholder account, including Treasury shares, and total number of shares.
iii)	The number of uncertificated shares issued, if any, relative to each shareholder account.
iv)	Stop transfer orders against any such certificate due to:
(1)	Loss of Certificate
(2)	"Investment Stock"
(3)	"Control Stock"
(4)	Litigation
v)	Undelivered cash, stock dividends and interest and records of the same.
vi)	Other historical data as may be available.
i)	Company Contact Form
2)
Recapitalization or Readjustment. In the event of any recapitalization or readjustment, involving an increase or decrease in the number of shares/amounts which GLBX as Transfer Agent or Registrar is authorized to issue, transfer or register, including shares issued as stock dividend or any changes in the classes of stock, there shall be filed :

a)
   A copy of the relative amendment, if necessary, to the Articles if Incorporation B. A copy of the authorizing resolution of the Board of Directors and of the shareholders (if required) of the Company, certified as provided in paragraph 7.

b)
   An Opinion of Counsel as to the validity of such recapitalization or readjustment and as to the compliance with federal and state securities laws of any issuance of stock pursuant to such recapitalization or readjustment.

3)
   Temporary Certificates. If temporary certificates are issued at any time, GLBX will issue or register definitive certificates, when the same are ready in exchange for, or in transfer of, such certificates.

4)
   Death, Resignation, or Removal of Signing Officer. In case any officer of the Company who shall have signed blank certificates or whose facsimile signature appears thereon shall cease to be such officer prior to the issuance of such certificates, GLBX may nevertheless thereafter issue or register such certificates if not in conflict with the laws of the state of incorporation of the Company.

5)
   Future Amendment of Charter and By-Laws. The Company shall promptly file with GLBX a copy of all amendments to its Articles of Incorporation and By-Laws made after the date of this agency, certified as provided in paragraph 7.

6)
   Instructions From the Company and opinion From Counsel. GLBX, at any time, may apply to any officer of the Company for instructions, and may seek advice from legal counsel for the Company or its own legal counsel, at the expense of the Company, with respect to any other matter relating to the agency, and it shall not be liable and shall be indemnified and held harmless by the Company for any action taken or not taken or taken or suffered by it in good faith in accordance with such instructions or the opinion of either of such counsel.

7)
   Certification of Documents. The Secretary of State of the state of incorporation thereto shall certify the copy of the Articles of Incorporation of the Company and all amendments. A copy of the articles of Incorporation and amendments certified by an officer  having custody of the records may be substituted by the discretion of GLBX. A copy of the permits or orders of the appropriate Commissioner of the State of  Incorporation and/or of the officer or board of any Federal or State Agency whose consent is required for the issuance of stock shall be certified by the Secretary of Clerk of the Commission or other body issuing the permits or orders, or by the officer having custody of the records. The copy of the By-Laws and copies  of all amendments thereto, copies of all resolutions of the Board of Directors of the Company, specimen certificates and specimens of genuine signatures shall be certified by the Secretary or Assistant Secretary of the Company.

8)
   Signatures. GLBX shall be protected and held harmless by the Company in acting upon or recognizing any paper or document believed by it to be genuine and believed by it to have been signed by the person or persons by whom it purports to be signed. It shall also be protected and held harmless by the Company in acting upon or recognizing such certificates, which it reasonably believes to bear the genuine or facsimile seal thereof and the genuine counter-signature of the Transfer Agent or Registrar or any Co-Transfer Agent or Co-Registrar.

9)	Records. GLBX may retain all records, which it deems proper or necessary in connection with its agency during and upon termination of the agreement.
10)
   Resignation or Removal. GLBX may resign at any time by giving written notice of such resignation to the Company at its last known address, and thereupon its duties as Transfer Agent, Registrar, or as Dividend/ Interest Disbursing Agent, as the case may be shall cease. GLBX may be removed at any time by resolution of the Board of Directors of the Company, such removal to become effective upon the receipt by GLBX of a certified copy of such resolution and upon payment of any amount due GLBX in connection with the agency.

11)
   Non-Responsibility. Anything herein to the contrary notwithstanding, GLBX shall in no event be liable for any damage resulting from any action taken, omitted or suffered by it in connection with any of the foregoing agencies, unless resulting from its gross negligence or willful misconduct.

12)
Certificates. The Company shall furnish GLBX with a sufficient supply of unissued certificates and from time to time shall renew such supply upon the request of GLBX. Unissued certificates shall be signed by the Corporate officers authorized to sign certificates and shall bear the corporate steal, or shall bear, to the extent permitted by law, the facsimile signature of each such officer and/or corporate seal.

13)
Original issue of Shares of Stock.  GLBX will make original issue of shares of stock upon the written instructions of any officer of the corporation whose name and specimen signature appears on the Certificates of Authority filed with GLBX, together with an Opinion of Counsel with respect to such issuance. GLBX shall be furnished with a certificate of the Treasurer or other proper officer of the Company stating that it has received full consideration for the shares which are to be issued and a certified copy of the resolutions authorizing the original issuance of the shares of stock and authorizing such action by GLBX. The requisite documentation is described in paragraph 2, as it would apply to such issuance.

14)	Transfer of Stock. Transfer of shares will be registered and
a)	new certificates issued upon surrender of old certificates properly endorsed for transfer or
b)
uncertificated shares issued upon submission of an Internal Transfer Instruction; with all necessary endorsers' signature guaranteed in such a manner and form as GLBX may require, by a guarantor reasonably believed to be responsible by GLBX; accompanied by such assurance as GLBX shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement; and accompanied by satisfactory transfers, GLBX as Transfer Agent may rely upon the Uniform Commercial Code or any other statutes and provisions of applicable law which in the opinion of counsel protect GLBX and this Company in not requiring complete documentation, in registering transfer without inquiry, or in refusing registration where in its judgment an adverse claim requires such refusal.

15)
Subscription Warrant. GLBX as Transfer Agent, will issue and mail warrants for rights to subscribe to stock and will accept subscriptions and issue certificates for shares of stock therefore upon receiving written instructions from the President or Vice President and Secretary or Assistant Secretary of the Company, upon being supplied with such warrant together  with  a certified copy of the resolutions authorizing the issuance of the warrants and authorizing such action by GLBX and an Opinion of Counsel with respect to such issuance.

16)
Restrictions on Transfer or Exchange. No restriction placed by the Company on the transfer or exchange of any certificate or shares of stock, whether due to a provision in the Company's Articles of incorporation, By-Laws, or to other reasons, will be honored by GLBX unless:

a)	such restriction or a reference thereto is dearly imprinted on the stock certificate;
b)
GLBX has received written instructions from the Company as to be procedure to be followed by GLBX upon the presentation, for transfer or exchange, of a certificate for shares of stock which is subject to restrictions and an Opinion of Counsel to the effect that the removal of such restriction (and any related restrictive legend on the certificate) is legally valid under applicable federal and state securities laws. The Company agrees to Indemnify and hold GLBX and its affiliates and agents harmless against any expenses, losses, claims, damages, or liabilities to which GLBX may become subject by virtue of honoring the instructions referred to in this paragraph.

17)
Lost Certificates. GLBX may issue new certificates in place of certificates verified to be lost, destroyed, or stolen upon receiving instructions torn the Company (if necessary) and indemnity satisfactory to GLBX, the Company and the Registrar, and may issue new certificates in exchange for and upon surrender of, mutilated certificates. Such instructions from the Company shall be in the form of a certified copy of resolutions of the Board of Directors of the Company (unless otherwise directed by such Board of Directors) and shall be in accordance with the provisions of law and of the By-Laws of the Company governing such matter.

18)
Stock Dividends and Stock Splits. GLBX will issue and mail certificates for shares of stock representing a stock dividend or stock split upon receiving written instructions from the President or Vice-president and Secretary or Assistant Secretary of the Company together with a certified copy of the Resolutions authorizing the issuance of the stock and authorizing such action by GLBX, and any applicable documents required under paragraph 2 and not previously furnished.

19)
Stockholder's LISTs. GLBX will furnish a stockholder's fist to the Company for its annual meeting upon receiving a written request signed by a duly authorized officer of the Company. It will also furnish hats at such other times as may be requested by the Company.

20)
Notices to Stockholders. At the request of the Company, GLBX will address and mail notices and/or other materials to stockholders. Such material and the envelopes Ni which they are to be malted must be in the possession of GLBX on the record date for the mailing.

21)
Disposition of Canceled Certificates. GLBX may deliver to the Company certificates, which have been canceled in transfer, redemption, conversion, or in exchange and thereafter be free of all responsibility therefor.

22)
Disposition of Unissued Certificates. If GLBX's agency is terminated, GLBX may deliver unissued certificates to a printer for blocking out the name of GLBX as Agent, and arrange for subsequent delivery to the Company, or GLBX may shred such certificates upon written instructions from the Company, and furnish an Authentication of Shredding thereof.

23)
Inspection of Stock Books. In case of any demand for the inspection of the stock books or records of the Company, GLBX will endeavor to notify the Company and to secure instructions frank as to permitting or refusing such inspection. GLBX reserves the right however, to exhibit the stock books Or records whenever it is advised by its counsel that it may be held responsible for failure to do so.

24)
Closing of Books. Prior to any record date, the Company shall notify GLBX, by letter signed by a duly authorized officer of the Company, of such record date for any closing of its books in order that GLBX may ascertain the names of the stockholders as of that date and the number of shares of stock held by each.

25)	Agreement. GLBX will act as Dividend/Interest Disbursing Agent upon receipt or a certified copy of the resolution of the Board of Directors appointing GLBX as Dividend/Interest Disbursing Agent.
26)
Notice and Provision of Funds. GLBX will pay dividends upon receipt of instructions from the Company and a certified copy of the resolution of the Board of Directors of the corporation declaring the dividend, certified to by the Secretary or Assistant Secretary of the Company, and the deposit with GLBX of the necessary funds before the close of banking hours at least two business days before the dividend is to be mailed. GLBX will pay interest based on the terms of the bond/debenture agreement and the deposit with GLBX of the necessary funds before the dose of banking hours at least two business days before the interest payment is to be mailed,

27)	Form of Check. Checks shall be of a form and size compatible for use on the mechanical equipment of GLBX. A sufficient supply of such checks must be in the possession of GLBX on the record date.
28)
Unpaid Checks. In the payment of addend/interest, GLBX shall be deemed the Agent of the Company and not a trustee for the stockholders, GLBX shall continue to hold unpaid or undisbursed . funds, unless instructed otherwise by the Company.

29)
Withholding. The Company shall notify GLBX of any and all amounts to be withheld from holders subject to withholding under any law or government regulation. The Company indemnifies and holds GLBX harmless against any expenses, losses, claims, damages, or Hebrides to which GLBX may become Noble by virtue of the Company's failure to notify GLBX of any such withholdings.

30)
Notice, Proxy issuance and Tabulation. GLBX upon receiving written Instructions signed by a duly authorized officer of the Company, and upon, being furnished, on the record date, with proxies of a form and size compatible  for use on its mechanical equipment, will address and mail said proxies to all shareholders as of a given record date. GLBX, shall also, if requested, examine and tabulate said modes, and report the result of said tabulation to the Company provided GLBX is furnished with the necessary signed instructions which will include directions as to the acceptance and rejection of nodes

31)
Fees and Payment of Fees. The Company agrees to pay fees as outlined in Exhibit A - Fee Schedule. GLBX's fees may be increased at GLBX's sole discretion upon thirty (30) days written notice to the Company. The Company agrees to pay all amounts due to GLBX under this-Agreement within 30 days of billing. Company specifically agrees that GLBX shall have a lien against all Company records to secure any amounts owed to GLBX. In addition, Company specifically agrees that GLBX may, at its option, refuse to make any transfers of Company's securities until all past due amounts have been paid in full. All invoices are Net 30 Days. A 1.5% per month, 18% per annum, service charge will be added on all past due amounts. Al collection/attorney fees incurred by GLBX will be bled accordingly.

32)
Indemnity. Company assumes full responsibility and agrees to indemnify and save harmless GLBX from and against all liabilities, losses, damages, costs, charges, counsel fees and other expenses of every kind, nature and character, which GLBX may incur as a result of acting as Company's Transfer Agent, Dividend/Interest Disbursing Agent and/or Proxy Agent, or as a result of actions of any predecessor Transfer Agent, Dividend/Interest Disbursing Agent and/or Proxy Agent The responsibility of the Company to indemnify, hold harmless and contribute as herein provided is limited to acts, which were conducted by GLBX in good faith. GLBX may request company to post collateral which is sufficient in the opinion of GLBX or its counsel to secure this indemnity agreement. GUM shall not be under any obligation to prosecute or to defend any action or suit in relation to the Transfer Agent, Dividend/Interest Disbursing Agent and/or Proxy Agent relationship between GLBX and the Company which, in the opinion of GLBX or its counsel may involve an expense or liability on behalf or against GLBX, unless the Company shirk when such occasion arises, furnish GLBX with satisfactory security for expense or liability. Additionally, Company grants GLBX the following rights and remedies:

a)	Right of contribution to GLBX by Company for amounts paid to third parties, based on an act or acts of GLBX as Transfer Agent, Dividend/Interest Disbursing Agent and/or Proxy Agent for Company.
b)
GLBX may request an opinion of counsel when GLBX requires, relative to any matter, which may arise in the performance of GLBX's duties as Company's Transfer Agent, Dividend/Interest Disbursing Agent and/or Proxy Agent which opinion shall be at the expense of the Company.

c)	A security interest in any books and records of Company which are in possession of GLBX. and
d)
Right to obtain from Company any books, records, or memoranda which are required by GLBX in defense of any claim which may arise in the performance of GLBX's duties as Transfer Agent, Dividend/Interest Disbursing Agent and/or Proxy Agree.

33)
Interpretation. In the event any claim is made by any party relating to conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shaft be implied by virtue of the fact that this Agreement was prepared by, or the request of, a particular party or counsel

34)
Governing Law and Jurisdiction. This Agreement shall be governed by the laws of the State of FLORIDA and Jurisdiction for all proceedings in connection with this Agreement shall be Clark County, FLORIDA

35)
Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement shall not be affected thereby.

36)
Waiver. The waiver of any provision or breach of this Agreement in any instance or instances shall not constitute a waiver or a release of any other provision or breach of this Agreement in any other instance or instances.

37)
Complete Agreement. This Agreement constitutes the complete, exclusive, and final expression of the agreement between the parties with respect to the subject matter herein, and replaces and supersedes all prior written and oral agreements, discussions, understandings, or statements by, and between parties hereto. This Agreement, or any provision thereof, may only be amended or waived by writing signed by an authorized person representing both parties.

30)	Binding Effect. This Agreement shall be binding upon and inure to the benefit of, the parties hereto and their respective successors and assigns
39)
Termination. The Agreement  may be terminated by either party upon giving 30 days prior written notice thereof to the other at its last address of record, but no termination shall affect the obligation of the Company to pay for services rendered prior to the effective date of such termination. GLBX surrender to the company all records and documents of the Company upon receipt of a corporate resolution terminating GLBX and its agents, and upon payment of all fees owed GLBX.

40)
Attorneys Fees. In the event any suit is brought to collect any sums due hereunder, or to enforce any of the provisions of this agreement. The prevailing party shall be entitled to recover from the non-providing party all reasonable fees. costs, expenses of enforcing any right of the prevailing party. Including without limitation, reasonable attorney's fees and expenses.

GLOBEX TRANSFER, LLC	So Act Network, Inc.
/s/ Micheal Turner	/s/ Greg Halpern
Name Micheal Turner	Name Greg Halpern
Title Managing Member	Title President
Date 1/20/2009	Date 1/20/ 2009